VERA BRADLEY ANNOUNCES APPOINTMENT OF IAN BICKLEY TO THE BOARD OF DIRECTOR

FORT WAYNE, Ind., November 1, 2024 (GLOBE NEWSWIRE) -- Vera Bradley, Inc. (“Vera Bradley” or the “Company”) (NASDAQ:VRA) today announced the appointment of Ian Bickley to its Board of Directors (the “Board”) effective November 1, 2024.

“We are pleased to welcome Ian to our Board,” said Jacqueline Ardrey, President & CEO of Vera Bradley and an executive member of the Company’s Board. “Ian’s deep, decades-long executive and public company leadership experience at global fashion lifestyle and luxury brands will be invaluable to Vera Bradley as we continue to execute our strategy to build long-term value for our shareholders.”

Mr. Bickley served as a key architect and leader at Tapestry, Inc. (formerly, Coach, Inc.) (NYSE: TPR), overseeing the company’s global expansion and growing Coach’s international sales from less than $20 million to more than $2 billion. As President of the International Group for Coach, and President of Global Business Development for all Tapestry brands, Mr. Bickley established an exceptional track record in building and revitalizing brands, developing omni-channel businesses, and managing and integrating a global multi-brand portfolio. Mr. Bickley currently serves as an independent director and member of the Audit Committee and Corporate Responsibility and Sustainability Committee on the Boards of Directors at Crocs, Inc. (NASDAQ: CROX), and as an independent director on the Board at Brilliant Earth (NASDAQ: BRLT) where he chairs the Nominating and Corporate Governance Committee and is a member of the Audit Committee. Previously, he served as an independent director on the Board at Natura & Co., where he served on the Strategy Committee.

“Ian’s appointment is another decisive step in Vera Bradley’s proactive and ongoing efforts to refresh the Board,” added Frances Philip, Lead Independent Director of the Vera Bradley Board and Chair of its Nominating and Corporate Governance Committee. “The breadth of brand transformation and business development expertise that Ian brings aligns with the qualities we have been searching for in a new independent Board member. We are thrilled to welcome Ian to our Board of Directors.”

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; positioning as “gifting” brands; strong, entrepreneurial cultures; a keen focus on community and charity; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,450 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Contacts

Investors:
Tom Filandro, Partner
ICR, Inc.
VeraBradleyIR@icrinc.com

Media:
Mediacontact@verabradley.com
877-708-VERA (8372)